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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Vyyo Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VYYO INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2006

To our stockholders:

        The 2006 annual meeting of stockholders of Vyyo Inc., a Delaware corporation ("us," "we" or "our"), will be held at the New York City offices of our corporate counsel, Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York 10036, on Monday, May 8, 2006, at 1:00 p.m., Eastern Standard Time (the "Annual Meeting").

        At the Annual Meeting, you will be asked to consider and vote upon the following matters:

        1.     The election of three Class III directors to our Board of Directors, each to serve until the 2009 annual meeting of stockholders or until his respective successor has been elected and qualified;

        2.     The ratification of the appointment of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, as our independent registered public accounting firm for the year ending December 31, 2006; and

        3.     The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        These items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on March 28, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

Davidi Gilo, Chairman of the Board

Palo Alto, California
April 14, 2006

        Whether or not you plan to attend the Annual Meeting in person, please cast your vote by completing, dating, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

VYYO INC.
4015 Miranda Avenue, First Floor
Palo Alto, California 94304

PROXY STATEMENT

April 14, 2006

        The accompanying proxy is solicited on behalf of the Board of Directors of Vyyo Inc., a Delaware corporation ("us," "we" or "our"), for use at the 2006 annual meeting of stockholders to be held on May 8 at 1:00 p.m., Eastern Standard Time (the "Annual Meeting"), at the New York City offices of our corporate counsel, Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York 10036 or any adjournment or postponement of the Annual Meeting. This Proxy Statement and the accompanying form of proxy card are first being mailed to stockholders on or about April 14, 2006. Our Annual Report for the 2005 fiscal year is enclosed with this Proxy Statement.

Record Date; Quorum

        Only holders of record of our common stock at the close of business on March 28, 2006 are entitled to vote at the Annual Meeting. At the close of business on the record date, we had approximately 17,656,964 shares of common stock outstanding and entitled to vote at the Annual Meeting. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Effect of Abstentions and "Broker Non-Votes"

        If a stockholder indicates on the proxy card that the stockholder wishes to abstain from voting, including a broker holding its customers' shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals.

        If a stockholder does not give a proxy to the stockholder's broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against "routine" matters, such as the election of directors to our Board of Directors and the ratification of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, as our independent registered public accounting firm. Brokers cannot vote on their customers' behalf on "non-routine" proposals. The only matters of which we are aware that will be voted on at the Annual Meeting are "routine" matters. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The Nasdaq Stock Market. If a broker votes shares that are unvoted by its customers for or against a "routine" proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of such "routine" proposals. If a broker chooses to leave these shares unvoted, even on "routine" matters, the shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of any of the proposals.

Voting Rights; Required Vote

        You are entitled to one vote for each share of our common stock that you held as of the record date. Directors will be elected by a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. You do not have the right to cumulate your votes in the election of directors. Approval of Proposal No. 2 ratifying the appointment of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, as our independent registered public accounting firm for the year ending December 31, 2006 requires the affirmative vote of a majority of the shares represented and voting at the Annual Meeting, either in person or by proxy, provided that the affirmative votes must not be less than a majority of the required quorum for the Annual Meeting. The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal.

Voting of Proxies

        If you are unable to attend the Annual Meeting, you may vote by proxy. The enclosed proxy is solicited by our Board of Directors and, when the proxy card is returned and properly completed, the proxy will be voted as directed by you. You are urged to specify your choices on the enclosed proxy card. If you sign and return the proxy, but do not vote on a proposal, in the absence of contrary instructions, the shares of common stock represented by your proxy will be voted FOR the election of management's nominees for Class III directors listed in Proposal No. 1 and FOR the ratification of the appointment of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, as our independent registered public accounting firm for the year ending December 31, 2006.

Adjournment of Annual Meeting

        If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Revocability of Proxy

        If you give a proxy, you have the power to revoke it at any time before its exercise. You may revoke a previously-given proxy by signing and returning a proxy card with a later date, by delivering to our Corporate Secretary a written notice of revocation that the proxy is revoked or by attending the Annual Meeting and voting in person. If you have appointed a proxy, your mere presence at the Annual Meeting will not revoke the previous appointment. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares and that the broker, bank or other nominee is not voting your shares at the Annual Meeting.

Solicitation of Proxies

        We will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. We may supplement the original solicitation of proxies by mail through solicitation by telephone, facsimile or other means by our directors, officers, employees or agents. We will not pay additional compensation to these individuals for any such services. Following the original mailing of the proxies and other soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Our current Board of Directors consists of eight members, and is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms. The Board of Directors is currently composed of three Class I directors (Davidi Gilo, Avraham Fischer and John P. Griffin), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2007; two Class II directors (Lewis S. Broad and Neill H. Brownstein), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2008; and three Class III directors (Ronn Benatoff, Samuel L. Kaplan and Alan Zimmerman), whose terms expire upon the election and qualification of directors at this year's Annual Meeting and who have been nominated to continue to serve as Class III directors for three-year terms following this year's Annual Meeting.

        At the Annual Meeting, you will be asked to elect three Class III directors, each of whom will serve a three-year term until the annual meeting of stockholders to be held in 2009 or until a successor is elected or appointed and qualified or until the director's earlier resignation or removal. It is intended that proxies will be voted FOR the three nominees named below for election to our Board of Directors unless authority to vote for any such nominee is withheld. Each nominee is currently a director. Each nominee has been recommended for nomination by our Nominating Committee and has agreed to serve if elected, and our Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy.

        Certain information about Messrs. Benatoff, Kaplan and Zimmerman, the Class III nominees, is furnished below:

        Ronn Benatoff has been a member of our Board of Directors since July 2004. Mr. Benatoff is a long-time entrepreneur in international trade and since 2000 has served as the Managing Director—Israel for Syntek Capital A.G., an investment holding company based in Germany. Mr. Benatoff has served as chairman of Italinvest Ltd. since 1999 and as a director of Xcitel Ltd. since 2003. Mr. Benatoff has been associated with Fideco SpA since 1990, and at various times served as its chairman of the board of directors and/or an executive of the company. From 2002 until 2004, Mr. Benatoff was a director with Adyoron Intelligent Systems Ltd., acting as chairman of the board from 2002 until mid-2003. Mr. Benatoff also was previously chief executive officer of Cifideco Ltd., a Hong Kong-based company with subsidiaries in Spain and Argentina. Mr. Benatoff was a member of the board of directors of Xtend Networks Ltd. from 2001 until 2004, when we acquired that company. Mr. Benatoff is fluent in English, French, Hebrew, Italian and Spanish. The Share Exchange Agreement by which we acquired the outstanding shares of Xtend Networks Ltd. entitled Syntek Capital A.G., under certain conditions, to nominate one representative to our Board of Directors, and Mr. Benatoff has been so nominated.

        Samuel L. Kaplan has been a member of our Board of Directors since July 1999. Mr. Kaplan has been a partner in the law firm of Kaplan, Strangis and Kaplan, P.A. of Minneapolis, Minnesota, since October 1978. Mr. Kaplan is a director of Piper Jaffray Companies, Banking Corporation of Florida, First Florida Bank and Cambria Enterprises. Mr. Kaplan has served as President of Banking Corporation of Florida from 2002 through the present. From 1999 to 2004, Mr. Kaplan was a director of Associated Bank-Corp of Minnesota. From 1991 until June 1999, Mr. Kaplan also served as a director of DSP Group, Inc., a developer of telephony and speech compression components.

        Alan L. Zimmerman has been a member of our Board of Directors since July 1999. Since November 1994, Mr. Zimmerman has served as co-chief executive officer of Law Finance Group, Inc., a provider of financing to law firms and parties engaged in legal proceedings. Mr. Zimmerman also serves as a manager of several companies affiliated with Law Finance Group, Inc., including Law

Finance Group Holdings, LLC; Law Investment Company, LLC; BZM, LLC; Firm Finance Company, LLC; Law Finance Limited; and LFG National Capital, LLC. Mr. Zimmerman is a partner of Litigation Resource Counsel, LLP, a law firm located in San Francisco, California.

Vote Required

        The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 1 is required for approval of Proposal No. 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE.

Directors and Executive Officers

        The following table sets forth certain information with respect to our directors and executive officers:

Name	Age	Position
Davidi Gilo	49	Chairman of the Board of Directors and Chief Executive Officer
Ronn Benatoff	56	Director
Lewis S. Broad(1)(2)(3)	48	Director
Neill H. Brownstein(2)	61	Director
Avraham Fischer	49	Director
John P. Griffin	55	Director
Samuel L. Kaplan(1)(2)	69	Director
Alan L. Zimmerman(1)(3)	63	Director
Avner Kol	53	Chief Operating Officer
Arik Levi	37	Chief Financial Officer and Secretary
Amir Hochbaum	46	General Manager of Research, Development and Production Operations in Israel
Michael P. Corwin	49	Former President and Chief Operating Officer
William Keating	49	Former Chief Executive Officer, Xtend Networks Inc.
Andrew P. Fradkin	48	Former General Counsel and Secretary

(1)
Member of Nominating Committee

(2)
Member of Audit Committee

(3)
Member of Compensation Committee

        Lewis S. Broad has been a member of our Board of Directors since November 1999. From May 2000 until December 2002, Mr. Broad served as chief executive officer of Portfab LLC, a manufacturer of heating enclosures. Prior to November 1999, and since December 2002, Mr. Broad has been self employed as a private investor. From January 1996 until July 2004, Mr. Broad was a member of the board of directors of Vesta Corp., a company specializing in payment processing and fraud prevention for telephone and Internet transactions. From November 1994 until November 1999, Mr. Broad also served as a director of DSP Communications, Inc.

        Neill H. Brownstein has been a member of our Board of Directors since December 1999. Mr. Brownstein is president of Neill H. Brownstein Corporation, a strategic investment management consulting firm that he founded in 1976. From June 1970 to January 1995, Mr. Brownstein was associated with Bessemer Securities Corporation and Bessemer Venture Partners, and during that period he served as a founding general partner of three affiliated venture capital funds. Mr. Brownstein also served on the board of directors of Giga Information Group from December 1995 until March 2003, when Giga Information Group was acquired by Forrester Research. From November 1994 until November 1999, Mr. Brownstein also served as a director of DSP Communications, Inc.

        Avraham Fischer has been a member of our Board of Directors since April 1996. Mr. Fischer is co-managing partner of Fischer Behar Chen Well Orion & Co., a law firm located in Tel Aviv Israel, where he has served since 1982. Mr. Fischer is deputy chairman of IDB Holding Corporation Ltd., Israel's largest holding company, and co-chief executive officer of Clal Industries and Investments Ltd., one of IDB's two principal subsidiaries focused on the hi-tech, bio-tech, real estate and trade sectors. Mr. Fischer is also the co-founder and vice-chairman of Ganden Holdings Ltd., a holding company that has a controlling interest in IDB Holdings, and a co-founder and co-chairman of Ganden Tourism and Aviation Ltd., Israel's second largest tourism and aviation group. Mr. Fischer is a member of the board of directors of IDB Holding Corporation Ltd. (TASE: IDBH), Discount Investment Corporation Ltd. (TASE: DISI), Scailex Corporation Ltd. (formerly Scitex Corporation Ltd.) (NASDAQ: and TASE: SCIX), Clal Industries and Investments Ltd. (TASE: CII) and other privately-held corporations. Mr. Fischer is a founder and board member of Matan, a non-profit organization dedicated to supporting programs that improve the conditions and prospects of people in need. Mr. Fischer earned his degree in law from the Tel Aviv University and is a Lieutenant Colonel (Res.) in the Israel Defense Forces.

        Davidi Gilo has served as our Chairman of the Board of Directors since 1996. Mr. Gilo served as our Chief Executive Officer from April 1999 until October 2000, and was reappointed as Chief Executive Officer in October 2001. Mr. Gilo also served as our Interim Chief Financial Officer from October 2001 until August 2002. From October 1998 until November 1999, Mr. Gilo served as chairman of the board of directors of DSP Communications, Inc., a developer of chip sets for wireless personal communication applications, and from June 1999 until November 1999, he served as DSP Communications' chief executive officer. Mr. Gilo also served as the chairman of the board of directors of DSP Communications from its founding in 1987 through November 1999. Mr. Gilo served as chairman of the board of directors of Zen Research N.V., a developer of technology and intellectual property for use in CD and DVD optical storage devices, between July 1995 and December 1999, and served as Zen Research plc's chairman from April 2000 to October 2003. Between 1987 and 1993, Mr. Gilo was president and chief executive officer of DSP Group, Inc., and he served as chairman of the board of directors of DSP Group from 1987 until April 1995. Mr. Gilo is a director of several privately-held corporations.

        John P. Griffin has been a member of our Board of Directors since November 1999. From September 2004 through February 2006, Mr. Griffin served as executive vice president of marketing for Optical Solutions, Inc., a manufacturer of fiber-to-the-home telecommunications equipment. From December 2000 until April 2004, Mr. Griffin served as the president and chief executive officer of LightPointe Communications, Inc., a manufacturer of free space optical telecommunications equipment. From May 1999 to December 2000, Mr. Griffin served as president of the Broadband Wireless Group of ADC Telecommunications, Inc., a telecommunications equipment provider and systems integrator, and from April 1998 until May 1999, he was general manager of the Loop Transport Division of ADC Telecommunications. From September 1996 through April 1998, Mr. Griffin served as vice president of marketing for the Network Services Division of ADC Telecommunications. From March 1995 through September 1996, Mr. Griffin served as vice president of marketing of RSI Systems, a manufacturer of desktop video conferencing equipment. Prior to that, Mr. Griffin served for nine years with ADC Telecommunications, the first year as manager of technical support and the remaining eight years in various marketing positions.

  Executive Officers

        Avner Kol has served as our Chief Operating Officer since November 1, 2005. From February 2005 until November 1, 2005, Mr. Kol served as site manager of our Atlanta, Georgia operations and manager of our T1 business unit. From January 2000 until January 2005, Mr. Kol was general manager of Vyyo Ltd., our wholly owned subsidiary based in Israel. From 1977 to 1999, Mr. Kol was vice president of operations for DSP Communications, Inc., which was acquired by Intel in 1999.

        Arik Levi has served as our Chief Financial Officer since February 2003, and our Corporate Secretary since February 2006. Mr. Levi previously served as our interim Chief Financial Officer from November 2002 until his appointment in February 2003 to Chief Financial Officer. Mr. Levi first served as our Israeli controller from March 2000 until November 2001 and as our Vice President, Finance from November 2001 until November 2002. Prior to joining us, Mr. Levi was as an auditor at Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, and its predecessor accounting firm, from 1994 through March 2000.

        Amir Hochbaum has served as our General Manager of Research, Development and Production Operations in Israel since April 2005. Mr. Hochbaum has a combined 20 years with Avaya (formerly Lucent, Madge and Lannet) and ServiceSoft Corporation. As managing director and vice president, research and development for Avaya Israel from 2001 to 2005, Mr. Hochbaum led Avaya's Remote Office product development with an overall responsibility for its offering (VoIP and Data). In previous roles with Avaya and its predecessors, Mr. Hochbaum served as a sales director and a development director in a variety of projects. From 1985 to 1994, Mr. Hochbaum served in a variety of engineering, product development, product management and customer service management roles for ServiceSoft in Jerusalem and Massachusetts. Mr. Hochbaum is an honors recipient of both a B.S. in Mathematics and Computer Science and an M.S. in Computer Science from the Hebrew University of Jerusalem.

  Former Executive Officers

        Michael P. Corwin served as our President and Chief Operating Officer from October 2001 until May 2005, at which time he took a leave of absence for health-related reasons. Mr. Corwin permanently terminated his employment with us effective January 31, 2006. Mr. Corwin served as our Chief Operating Officer from August 1999 through March 2001, at which time he took a leave of absence for health-related reasons. From August 1995 until August 1999, Mr. Corwin served as vice president, operations, of Harmony Management, Inc., a private investment company owned by Davidi Gilo and a trust for his benefit. From June 1994 until August 1995, Mr. Corwin served as vice president of operations of Nogatech, Inc. and from 1986 until 1994, he was vice president of purchasing and production of DSP Group, Inc.

        William Keating served as the Chief Executive Officer of Xtend Networks Inc., our wholly-owned subsidiary, from November 2004 until October 31, 2005. From 2002 to 2004, Mr. Keating was managing partner at Nekei LLC, where he worked with interactive media and cable companies, and from 2000 to 2002, he was the chief operating officer of Moxi Digital. From 1997 to 2000, Mr. Keating was the general manager of Microsoft TV, after having been a senior vice president at WebTV Networks from 1996 until 1997, when WebTV was sold to Microsoft.

        Andrew P. Fradkin served as our Corporate Secretary and General Counsel from 2002 through February 2006. Prior to joining us, Mr. Fradkin was secretary and general counsel of Zen Research plc (formerly LSE: ZEN) from its initial listing on the London Stock Exchange in 2000 through its return to private ownership in 2002. Mr. Fradkin was a partner in the New Jersey law firm Goldman, Jacobson, Kramer and Fradkin, where he specialized in business and tax matters. Earlier in his career he was a trial attorney with the Office of Chief Counsel, Internal Revenue Service in Chicago, Illinois. Mr. Fradkin is a 1982 graduate of Vanderbilt Law School and also holds an LLM in Taxation from New York University School of Law. Mr. Fradkin is an Adjunct Professor of Law at Santa Clara University

in Santa Clara, California and is a member of the New Jersey and California bars. Mr. Fradkin is a director of several privately-held corporations.

Independent Directors

        Each of our directors, other than Messrs. Fischer and Gilo, qualifies as "independent" in accordance with the rules of The Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, including that a director may not be our employee and that the director has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of a director's independent judgment in carrying out the responsibilities of a director.

Board of Directors Meetings and Committees

        During 2005, our Board of Directors met six times, including telephone conference meetings, and acted by written consent three times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served.

        Our Board of Directors currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating Committee. All committees operate under written charters approved by the Board of Directors, which are available at our website at www.vyyo.com/Investors/Corporate Governance. Each of these charters also is available in print to any stockholder upon request.

        We strongly encourage directors to attend our annual meeting of stockholders. Each of our directors attended the 2005 Annual Meeting of Stockholders (five in person and three telephonically).

        Compensation Committee.    The current members of our Compensation Committee are Messrs. Broad (Chairman) and Zimmerman. The Compensation Committee met six times and acted by unanimous written consent one time during 2005. The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers and approves stock option grants for our executive officers.

        Audit Committee.    The current members of our Audit Committee are Messrs. Brownstein (Chairman), Broad and Kaplan, each of whom is an independent director as defined by the rules of The Nasdaq Stock Market. Mr. Brownstein serves as our "audit committee financial expert," as defined by the Securities and Exchange Commission. The Audit Committee met 11 times and did not act by written consent during 2005. The Audit Committee assists the full Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for approval of related party transactions and the appointment, compensation and oversight of the work of our independent registered public accounting firm.

        Nominating Committee.    The current members of our Nominating Committee are Messrs. Zimmerman (Chairman), Broad and Kaplan, each of whom is an independent director as defined by the rules of The Nasdaq Stock Market. The Nominating Committee met one time and did not act by written consent during 2005. The Nominating Committee identifies and recommends to our Board of Directors individuals qualified to serve as directors, reviews the suitability for continued service as a director of each member of the Board of Directors when such director's term expires and periodically reviews the size of our Board of Directors and recommends any changes to the full Board of Directors.

Consideration of Director Nominees

        Director Qualifications.    The goal of the Nominating Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the Nominating Committee considers the level of the candidate's commitment to active participation as a director, both at board and committee meetings and otherwise. Although the Nominating Committee uses these and other criteria to evaluate potential nominees, it has no stated minimum criteria for nominees. When appropriate, the Nominating Committee may retain executive recruitment firms to assist in identifying suitable candidates. The Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders.

        Stockholder Nominees.    The Nominating Committee will consider director candidates recommended by stockholders. If a stockholder would like to recommend a director candidate for the next annual meeting of stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, if the next annual meeting of stockholders occurs on a date more than 30 days earlier or later than the anniversary of the prior year's annual meeting of stockholders, then the notice must be received no later than the close of business on the 10th day following the day on which notice of the date of annual meeting was mailed or public disclosure of the date of annual meeting was made, whichever first occurs. Recommendations for candidates should be accompanied by personal information about the candidate, including a list of the candidate's references, the candidate's resume or curriculum vitae and the other information required in the stockholder notice set forth in Article II, Section 4 of our Bylaws. A stockholder recommending a candidate may be asked to submit additional information as may be necessary to satisfy the rules of the Securities and Exchange Commission or The Nasdaq Stock Market. If a stockholder's recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Nominating Committee will evaluate such candidate, along with the other candidates being evaluated by the Nominating Committee, in accordance with the committee's charter and will apply the criteria described under "—Director Qualifications" above.

Communication with our Board of Directors

        You may contact our Board of Directors by mail at the Board of Directors, Vyyo Inc., c/o Corporate Secretary, 4015 Miranda Avenue, First Floor, Palo Alto, California 94304. An employee will forward these letters directly to the Board of Directors. We reserve the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

Compensation of Directors

        Directors serving on our Board of Directors do not receive any cash compensation for their service. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of our Board of Directors and committees on which they may serve.

        Under our Third Amended and Restated 2000 Employee and Consultant Equity Incentive Plan (the "2000 Plan"), each non-employee director receives an initial option to purchase 25,000 shares of our common stock on the date on which he or she becomes a director, at the closing price of our common stock on the date of grant. These options have a 10-year term and vest over a four-year period. Thereafter, on the date immediately following each annual meeting of our stockholders, each of our non-employee directors receives an annual stock option grant to purchase 7,500 shares of our common stock, provided such director has served on our Board of Directors for at least six months on such date. These options have a 10-year term and vest immediately upon the date of grant. Accordingly, on March 15, 2005, each of Messrs. Benatoff, Broad, Brownstein, Fischer, Griffin, Kaplan and Zimmerman were granted options to purchase 7,500 shares of our common stock, at an exercise price of $7.31 per share.

        In addition, under the 2000 Plan, each non-employee director receives a quarterly option grant to purchase 3,125 shares of our common stock, other than the Chairman of our Audit Committee, who, given his additional responsibilities, receives a quarterly option grant to purchase 4,375 shares of our common stock. Options granted to non-employee directors on January 20, 2005 and April 18, 2005 have a five-year term; options granted to non-employee directors on August 10, 2005 and thereafter have a 10-year term. All such options vest immediately on the date of grant. The exercise prices for these options are equal to the closing price of our common stock on the date of grant. Accordingly, the quarterly options were granted on the following dates with the following exercise prices per share: (a) January 20, 2005: $7.50; (b) April 18, 2005: $7.34; (c) August 10, 2005: $6.75; (d) November 10, 2005: $4.82; and (e) March 9, 2006: $7.30.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has appointed Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited ("Kesselman"), as our independent registered public accounting firm for our year ending December 31, 2006, and you are being asked to ratify this appointment. We have engaged Kesselman as our independent registered public accounting firm since 2001. Representatives of Kesselman are expected to be present at the Annual Meeting in person or by telephone, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. All of the services described in the table below were pre-approved by our Audit Committee.

        If our stockholders fail to ratify the appointment, our Audit Committee will reconsider its appointment of Kesselman as our independent registered public accounting firm for the year ending December 31, 2006. Even if this appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders.

Audit Fees

        The following table presents information regarding the fees billed by Kesselman and affiliated entities for the years ended December 31, 2004 and 2005.

Type of Fees	Fiscal Year Ended December 31, 2004	Fiscal Year Ended December 31, 2005
Audit Fees	$185,000	$195,000
Audit-Related Fees	$25,000	$2,500
Tax Fees	$127,000	$31,500
All Other Fees	—	$57,999

        Audit Fees.    This category includes services provided in connection with the audit of our consolidated financial statements, the review of our quarterly consolidated financial statements and other services that are normally provided in connection with statutory and regulatory filings.

        Audit-Related Fees.    This category includes services in 2005 related to national review of a Current Report on Form 8-K, and services in 2004 for transfer pricing issues and due diligence related to an acquisition.

        Tax Fees.    This category includes professional services rendered by Kesselman and its affiliates for tax compliance, tax advice and tax planning, including the preparation and review of tax returns and the provision of incidental tax advice.

        All Other Fees.    This category includes products and services, other than those reported under the above items, including products and services related to compliance with the Sarbanes-Oxley Act of 2002.

Pre-Approval Policies and Procedures

        The pre-approval policies and procedures of our Audit Committee include the responsibility to review and, in its sole discretion, approve in advance our independent registered public accounting firm's annual engagement letter, including the proposed fees contained therein, as well as all audit and, as set forth in Section 10A(i) of the Securities Exchange Act of 1934, all permitted non-audit engagements and relationships between us and such auditors. It is the Audit Committee's responsibility to review and approve or disapprove all proposed related party transactions (including all transactions required to be disclosed by Item 404 of Regulation S-K of the Securities and Exchange Commission). In addition, the Audit Committee is empowered to review our policies relating to the avoidance of conflicts of interest and review past or proposed transactions between us and members of management, as well as policies and procedures with respect to officers' expense accounts and perquisites, including the use of corporate assets. In the years ended December 31, 2004 and 2005, the Audit Committee followed these guidelines in approving all services rendered by Kesselman.

Vote Required

        The affirmative vote of a majority of the shares represented and voting on Proposal No. 2, either in person or by proxy, is required to ratify the appointment of Kesselman as our independent registered public accounting firm for the year ending December 31, 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF KESSELMAN & KESSELMAN CPAs (ISR), A MEMBER OF
PRICEWATERHOUSECOOPERS INTERNATIONAL LIMITED

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information regarding the beneficial ownership of our common stock as of March 31, 2006 by: (a) each beneficial owner of 5% or more of our outstanding common stock; (b) each of our directors; (c) each of our named executive officers; and (d) all of our current directors and execute officers as a group.

        The percentage of beneficial ownership in the table is based on approximately 17,656,964 shares of our common stock outstanding as of March 31, 2006. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated, each beneficial owner listed below maintains a mailing address of c/o Vyyo Inc., 4015 Miranda Avenue, First Floor, Palo Alto, California 94304.

        The number of shares beneficially owned by each stockholder is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of our common stock over which the stockholder has sole or shared voting or investment power and those shares of our common stock that the stockholder has the right to acquire within 60 days after March 31, 2006 through the exercise of any stock option or otherwise. The "Percentage Owned" column treats as outstanding all shares underlying such options held by the stockholder, but not shares underlying options held by other stockholders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage Owned
The Goldman Sachs Group Inc.(2) Goldman, Sachs & Co. 85 Broad Street New York, NY 10004	2,655,777	14.23%
Gilder, Gagnon, Howe & Co. LLC(3) 1775 Broadway, 26th Floor New York, NY 10019	2,304,496	13.05%
Syntek Capital A.G.(4) Zugspitzstrasse 15 Pullach, Germany 82049	972,675	5.51%
Davidi Gilo(5)	5,212,725	27.73%
Ronn Benatoff(6)	35,625	*
Lewis Broad(7)	109,098	*
Neill H. Brownstein(8)	154,895	*
Avraham Fischer	86,669	*
John P. Griffin	106,669	*
Samuel L. Kaplan	144,297	*
Alan L. Zimmerman	151,812	*
Avner Kol	95,000	*
Arik Levi	84,791	*
Amir Hochbaum	43,749	*
Andrew P. Fradkin	111,543	*
Michael P. Corwin	122,617	*
William Keating	112,418	*
All current directors and executive officers as a group (11 Persons)	6,225,330	31.81%

*
Less than 1%.

(1)
Includes shares that may be acquired by the exercise of stock options granted under our stock option plans within 60 days after March 31, 2006. The number of shares subject to stock options exercisable within 60 days after March 31, 2006 for each of the directors and named executive officers is shown below:

Davidi Gilo	1,143,333
Ronn Benatoff	35,625
Lewis Broad	71,669
Neill H. Brownstein	91,669
Avraham Fischer	86,669
John P. Griffin	86,669
Samuel L. Kaplan	86,669
Alan L. Zimmerman	86,669
Avner Kol	95,000
Arik Levi	84,791
Amir Hochbaum	43,749
Andrew P. Fradkin	85,416
Michael P. Corwin	122,617
William Keating	112,418
Directors and executive officers as a group	2,232,963
(2)
The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. ("Goldman") reported that it has shared voting and dispositive power over all of its shares of our common stock. All information regarding Goldman is based solely on the Schedule 13G filed by Goldman with the Securities and Exchange Commission on April 10, 2006. Includes 1,000,000 shares that may be acquired upon Goldman's conversion of our outstanding 10% Convertible Note due March 22, 2011.

(3)
Gilder, Gagnon, Howe & Co. LLC ("Gilder") reported that it has shared dispositive power over all of its shares of our common stock. All information regarding Gilder is based solely on the Schedule 13G (Amendment No. 2) filed by Gilder with the Securities and Exchange Commission on February 14, 2006.

(4)
Syntek Capital AG ("Syntek") reported that it has sole voting and dispositive power over all of its shares of our common stock. All information regarding Syntek is based solely on the Schedule 13D filed by Syntek with the Securities and Exchange Commission on July 21, 2004.

(5)
Includes (a) 3,605,766 shares held by the Gilo Family Trust U/A/D 1/18/91, of which Davidi Gilo is the sole trustee; (b) 345,000 shares held by Mr. Gilo individually; (c) 5,420 shares held by Harmony Management, Inc., of which Mr. Gilo and a trust for his benefit are the sole shareholders; (d) 18,206 shares held by the Gilo Family Partnership, L.P., a limited partnership of which Harmony Management, Inc. is the general partner and Mr. Gilo, Shamaya Gilo and three trusts for the benefit of Mr. Gilo's children, Adi, Elad and Yael Gilo, are the limited partners; and (e) 95,000 shares held by the Gilo Family Foundation, a not-for-profit corporation of which Mr. Gilo is the trustee. Mr. Gilo has sole voting and dispositive power with respect to all of the 4,069,392 shares held by the Gilo Family Trust U/A/D 1/18/91, by Mr. Gilo individually, by Harmony Management, Inc., by the Gilo Family Partnership, L.P. and by the Gilo Family Foundation, subject to the rights of Shamaya Gilo to the proceeds from the sale of 440,039 of those shares and to elect a distribution of said 440,039 shares to her, on or after the earlier of (i) July 1, 2008; or (ii) the sale by Mr. Gilo of his California residence, pursuant to a marital settlement agreement. Excludes 81,649 shares held in three trusts for the benefit of Mr. Gilo's children, Adi, Elad and Yael Gilo, as to which Mr. Gilo has no voting or investment power. Mr. Gilo disclaims beneficial ownership of such shares.

(6)
Mr. Benatoff owns an immaterial proportion of Syntek Capital AG and sits on a management committee of Syntek that does not make investment decisions with respect to the shares of our common stock owned by Syntek. Mr. Benatoff disclaims beneficial ownership of the shares held by Syntek.

(7)
Includes 37,429 shares held by Blue Heron I, LLC, of which Mr. Broad has the sole investment and voting power.

(8)
Includes 63,226 shares held by the Neill and Linda Brownstein Living Trust ATA 12/18/02, of which Mr. Brownstein and his spouse are the trustees and beneficiaries.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

        The following table sets forth all compensation earned for the years ended December 31, 2005, 2004 and 2003, by (a) our Chief Executive Officer; (b) our four other most highly compensated executive officers serving in that capacity as of December 31, 2005; and (c) two additional executive officers who left us prior to December 31, 2005 (collectively, "named executive officers"). We provide benefits to our executive officers that are generally available to all of our employees.

Summary Compensation Table

	Annual Compensation($)					Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options (#)	All Other Compensation ($)
Davidi Gilo Chairman of the Board and Chief Executive Officer	2005 2004 2003	$300,269 300,000 234,519	— — —	$10,471 — —	(1)	375,000 — 800,000	$1,333 1,333 1,333	(2)
Avner Kol(3) Chief Operating Officer	2005 2004 2003	205,525 168,106 124,123	$26,100 — —	20,208 64,042 56,736	(4)	60,000 — 40,000	58,914 3,813 —	(5)
Arik Levi(3) Chief Financial Officer	2005 2004 2003	144,253 144,893 150,458	— 13,397 —	54,382 53,051 55,028	(6)	60,000 — 90,000	— — —
Amir Hochbaum(3)(7) General Manager	2005 2004 2003	129,964 — —	— — —	49,242 — —	(8)	150,000 — —	— — —
Andrew P. Fradkin(9) Former General Counsel and Secretary	2005 2004 2003	215,834 195,261 117,463	— 20,000 —	11,691 — —	(1)	60,000 — —50,000	626 626 626	(2)
Michael P. Corwin(10) Former President and Chief Operating Officer	2005 2004 2003	179,634 251,770 227,458	— — —	11,126 10,999 10,724	(1)	75,000 — 200,000	952 952 952	(2)
William Keating(11) Former Chief Executive Officer, Xtend Networks	2005 2004 2003	268,817 50,045 —	— — —	8,861 1,434 —	(1)	400,000 300,000 —	95,092 — —	(12)

(1)
The compensation in this column consists entirely of the value of health benefits provided to the named executive officers.

(2)
The compensation in this column consists entirely of life insurance premiums paid on behalf of the named executive officers.

(3)
Payments made to and on behalf of Mr. Kol in January 2005 and Messrs. Levi and Hochbaum throughout 2005 were paid in New Israeli Shekels. Amounts shown are in U.S. dollars and converted based on prevailing exchange rates on the date of each payment.

(4)
The compensation in this column consists of an automobile allowance of $1,482, health benefits of $14,406 while a United States employee and payments of $4,320 made of behalf of Mr. Kol in Israel for a severance fund, savings fund, risk/disability fund and certain taxes as is customary for executives in Israel.

(5)
The compensation in this column consists of $1,280 for life insurance on Mr. Kol's behalf while a United States employee and a severance payment of $20,721 and an accrued vacation payout of $36,913 related to Mr. Kol's termination of employment in Israel.

(6)
The compensation in this column consists of an automobile allowance of $17,007 and payments of $37,375 made on behalf of Mr. Levi for a severance fund, savings fund, risk/disability fund and certain taxes as is customary for executives in Israel.

(7)
Mr. Hochbaum joined us in April 2005. Amounts shown for the 2005 fiscal year reflect compensation paid to Mr. Hochbaum for less than the full fiscal year.

(8)
The compensation in this column consists of an automobile allowance of $15,622 and payments of $33,620 made on behalf of Mr. Hochbaum for a severance fund, savings fund, risk/disability fund and certain taxes as is customary for executives in Israel.

(9)
Mr. Fradkin terminated his employment with us as of February 17, 2006.

(10)
Mr. Corwin took a leave of absence from us in May 2005. Amounts shown for the 2005 fiscal year reflect compensation paid to Mr. Corwin for less than the full fiscal year. Mr. Corwin terminated his employment with us as of January 31, 2006.

(11)
Mr. Keating joined us in November 2004. Amounts shown for the 2004 fiscal year reflect compensation paid to Mr. Keating for less than the full fiscal year. Mr. Keating terminated his employment with us effective October 31, 2005; accordingly, amounts shown for the 2005 fiscal year reflect compensation paid to Mr. Keating through his date of termination.

(12)
The compensation in this column includes $1,434 for life insurance on Mr. Keating's behalf and severance and COBRA payments of $93,658 related to Mr. Keating's termination of employment.

Option Grants in 2005 Fiscal Year

        The following table provides information with respect to stock options granted during the year ended December 31, 2005 to each of our named executive officers.

	Individual Grants
	Number of Securities Underlying Options Granted						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(2)
Name			% of Total Options Granted to Employees in 2005(1)	Exercise Price ($/Share)
					Expiration Date		5%		10%
Davidi Gilo	125,000	(3)	4.63%	$7.50	03/21/2010		$249,442		$560,274
	125,000	(4)	4.63	7.50	03/21/2010		249,442		560,274
	125,000	(5)	4.63	7.50	03/21/2010		249,442		560,274
Avner Kol	20,000	(3)	0.74	7.50	03/21/2010		39,911		89,644
	20,000	(4)	0.74	9.00	03/21/2010		9,911		59,644
	20,000	(5)	0.74	10.50	03/21/2010		(20,089)		29,644
Arik Levi	20,000	(3)	0.74	7.50	03/21/2010		39,911		89,644
	20,000	(4)	0.74	9.00	03/21/2010		9,911		59,644
	20,000	(5)	0.74	10.50	03/21/2010		(20,089)		29,644
Amir Hochbaum	75,000	(6)	2.78	7.34	04/18/2010		152,093		336,085
	75,000	(7)	2.78	7.34	04/18/2010		152,093		336,085
Andrew P. Fradkin	20,000	(3)	0.74	7.50	03/21/2010	(8)	39,911	(9)	89,644	(9)
	20,000	(4)	0.74	9.00	03/21/2010	(8)	9,911	(9)	59,644	(9)
	20,000	(5)	0.74	10.50	03/21/2010	(8)	(20,089	)(9)	29,644	(9)
Michael P. Corwin	25,000	(3)	0.93	7.50	03/21/2010	(8)	49,888	(9)	112,055	(9)
	25,000	(4)	0.93	9.00	03/21/2010	(8)	12,388	(9)	74,555	(9)
	25,000	(5)	0.93	10.50	03/21/2010	(8)	(25,112	)(9)	37,055	(9)
William Keating	400,000	(10)	14.81	7.50	01/20/2010	(8)	828,845	(9)	1,831,530	(9)

(1)
We granted options to purchase 2,700,250 shares of common stock to all of our employees during the year ended December 31, 2005.

(2)
Potential gains are reported as of December 31, 2005 and are net of exercise price, but before taxes associated with exercise. There is no assurance that the actual stock price appreciation over the option term will be at the 5% and 10% levels of assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to our named executive officers.

(3)
These options vest and become exercisable when the price of our common stock closes at or above $15.00, for a period of 10 (consecutive or non-consecutive) trading days out of any 30 consecutive trading days, so long as the optionee remains our employee on the 10th day of such period.

(4)
These options vest and become exercisable when the price of our common stock closes at or above $17.50, for a period of 10 (consecutive or non-consecutive) trading days out of any 30 consecutive trading days, so long as the optionee remains our employee on the 10th day of such period.

(5)
These options vest and become exercisable when the price of our common stock closes at or above $20.00, for a period of 10 (consecutive or non-consecutive) trading days out of any 30 consecutive trading days, so long as the optionee remains our employee on the 10th day of such period.

(6)
These options vest and become exercisable at the rate of 25% of the shares on April 7, 2006, with the balance becoming vested in 36 equal monthly installments.

(7)
These options vest and become exercisable at the rate of 25% of the shares upon achievement of performance objectives, with the balance becoming vested in 36 equal monthly installments. Our management determined that Mr. Hochbaum satisfied the performance objectives; accordingly, 25% of these shares have vested as of April 7, 2006.

(8)
Denotes initial expiration date of option grant. As a result of the termination of employment of Messrs. Fradkin, Corwin and Keating, the expiration dates for the listed options have changed as follows: (a) Mr. Fradkin's options will continue to vest according to their terms through December 31, 2006; (b) Mr. Corwin's options expired on January 31, 2006; and (c) 300,000 of Mr. Keating's options were cancelled on October 31, 2005.

(9)
The options reported for these named executive officers expired or will expire as discussed in footnote (8) above; accordingly, the potential realizable value will be less than or will not be realized at all depending on the date that the named executive officer's employment terminates.

(10)
At the time of grant, these options were to vest and become exercisable at the rate of 25% of the shares on November 1, 2005, with the balance becoming vested in 36 equal installments. As a result of the termination of Mr. Keating's employment, 100,000 of these options were vested as of October 31, 2005, with the remaining 300,000 immediately cancelled.

Securities Authorized for Issuance under Equity Compensation Plans

        The following chart sets forth certain information as of December 31, 2005, with respect to our three stock option plans: 1996 Equity Incentive Plan, 1999 Employee and Consultant Equity Incentive Plan and Third Amended and Restated 2000 Employee and Consultant Equity Incentive Plan (the "2000 Plan"). Currently, we only grant stock options from our 2000 Plan.

        Our stockholders have approved each of our option plans. The number of shares reserved for issuance under the 2000 Plan automatically increases on January 1st of each year by the lesser of (i) 1,000,000 shares, or (ii) 10% of the number of shares of our common stock outstanding on the last day of the immediately preceding fiscal year. On January 20, 2005, our Board of Directors terminated our Employee Stock Purchase Plan due to the potential impact of then recent accounting pronouncements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,584,854	$5.35 per share	829,946
Equity compensation plans not approved by security holders	—	—	—
Total	5,584,854	$5.35 per share	829,946

Option Exercises in the 2005 Fiscal Year and Fiscal Year-End Option Values

        The following table presents information concerning option exercises during the 2005 fiscal year and unexercised in-the-money-options held as of December 31, 2005 by the only named executive officer who exercised options during the year. The amount shown in the column entitled "Value Realized" is based on the closing price of our common stock as quoted on The Nasdaq Stock Market on the exercise date minus the exercise price of the option, multiplied by the number of shares subject to the option. The amounts shown in the column entitled "Value of Unexercised In-the-Money Options at Fiscal Year-End" are based on the closing price of our common stock on The Nasdaq Stock Market on December 30, 2005 ($4.83) minus the exercise price of the option (if less than $4.83), multiplied by the number of shares subject to the option. These values have not been, and may never be, realized.

Aggregated Option Exercises in the 2005 Fiscal Year
and Option Values at December 31, 2005

Aggregate Option Exercises in 2005
			Number of Securities Underlying Unexercised Options at Fiscal Year-End(1)		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael P. Corwin	29,050	$85,447	254,284	158,333	$428,191	$75,833

(1)
In connection with Mr. Corwin's termination of employment, certain of his outstanding stock options were accelerated. Accordingly, as of January 30, 2006, Mr. Corwin held fully-vested options to purchase 337,617 shares of our common stock. All other outstanding stock options as of January 30, 2006 were cancelled.

Employment Agreements

        Other than as described below, we have no written employment agreements governing the length of service of our executive officers, or any severance or change of control agreements with our executive officers. Each of our executive officers (including each officer who serves under an employment agreement or offer letter) serve on an at-will basis.

        Davidi Gilo.    On February 10, 2006, we entered into a new employment agreement with Mr. Gilo, our Chief Executive Officer and Chairman of the Board of Directors, which replaces and supersedes his employment agreement dated as of January 1, 2000 and as amended August 1, 2001.

        Mr. Gilo's employment agreement is for a three-year term, with automatic renewals thereafter for terms of one year each, subject to termination upon prior notice by either party. Under his agreement, in exchange for 30 hours of services per week, Mr. Gilo will receive an annual base salary of $400,000, which will be reviewed on or before December 31, 2006 and thereafter based on Mr. Gilo's services and our financial results. Mr. Gilo is eligible to receive employee benefits available to all employees, is eligible to participate in bonus plans that may be adopted by our Board of Directors and may receive an additional bonus based on his performance and the performance of the company each year as determined by our Board of Directors or Compensation Committee. In addition, Mr. Gilo is eligible for stock options that we may award, and he will accrue 30 days of paid vacation for each 12 months of employment.

        If Mr. Gilo is terminated without "Cause" (as defined in his agreement), all of Mr. Gilo's unvested options will vest immediately and he will receive a severance payment equal to the greater of (a) the full amount of compensation that he could have expected under his employment agreement (without bonus) through the end of the term; or (b) 18 months of his then-current salary without bonus. If Mr. Gilo is terminated without Cause after the initial three-year term, all of Mr. Gilo's unvested options will vest immediately and he will receive a severance payment of 18 months of his then-current salary without bonus. If we terminate Mr. Gilo for Cause, Mr. Gilo will receive a severance payment equal to three months of his then-current salary without bonus. If Mr. Gilo voluntarily terminates his employment, he will receive a severance payment of nine months of his then current salary without bonus.

        Avner Kol.    Effective November 1, 2005, we named Avner Kol as the Chief Operating Officer of Xtend Networks Inc. ("Xtend"), our wholly-owned subsidiary. Mr. Kol's offer letter provides that he will receive an annual salary of $250,000 and will be eligible for our standard benefit package, including 20 days of paid time off. Beginning February 1, 2006 and during each year that Mr. Kol remains an employee, he, his spouse and his dependent children are entitled to one round trip coach class air ticket to Israel at our expense. Upon Mr. Kol's termination for any reason, he may be entitled to receive the reasonable cost of moving expenses from Atlanta, Georgia to Israel up to $12,000. In addition, if Mr. Kol is terminated without cause, he will be entitled to a severance payment equal to the sum of (a) three months salary (without bonus); and (b) one month salary for every 12-month period of employment, not to exceed six months salary.

Separation Agreements

        Michael Corwin.    On May 13, 2005, we entered into a letter agreement with Mr. Corwin, our then President and Chief Operating Officer, confirming that he would take a leave of absence for health reasons for a period of up to nine months. Following this change in status, Mr. Corwin remained associated with us but was no longer a reporting person under Section 16 of the Securities Exchange Act of 1934, as amended. Following Mr. Corwin's notification to us that he would not be returning to full-time employment, we entered into a separation agreement and release with Mr. Corwin effective January 27, 2006. Mr. Corwin's separation agreement provided for a total one-time payment of $125,000. Beginning February 1, 2006 and continuing until January 31, 2007, we have engaged Mr. Corwin as a consultant to perform certain services. As consideration for these services, we pay Mr. Corwin $1,296 per month, constituting the cost of health insurance premiums for his consulting period. In addition, the vesting of 79,168 of Mr. Corwin's outstanding options to purchase shares of our common stock was accelerated, so that, when combined with his other vested options, Mr. Corwin held fully-vested options to purchase 337,617 shares of our common stock. The vesting of all of Mr. Corwin's remaining outstanding options ceased and he forfeited any and all rights to such options. Mr. Corwin will be allowed to exercise his vested options (and only the vested options) no later than May 1, 2007.

        William Keating.    Effective October 31, 2005, William Keating resigned as Chief Executive Officer of Xtend. In accordance with the terms of his separation agreement and release, Mr. Keating received a total lump-sum payment of $75,000. In addition, 25% of the total outstanding stock options held by Mr. Keating (175,000 stock options) immediately vested, with all of his remaining outstanding stock options being forfeited. From November 1, 2005 through February 28, 2006, Mr. Keating provided consulting services to us in exchange for $25,000 plus the cost of health insurance premiums for him and his family. In addition, Mr. Keating was eligible to receive a bonus of $100,000 subject to successful completion of certain milestones to be agreed to by us and Mr. Keating. No such bonus was earned or paid in 2005. In accordance with the terms of his stock option agreement, Mr. Keating is entitled to exercise his vested options no later than May 29, 2006.

        Andrew P. Fradkin.    On February 17, 2006, we entered into a separation agreement and release with Mr. Fradkin, our General Counsel and Secretary, which became effective February 25, 2006. In connection with his separation, we paid Mr. Fradkin a total one-time payment of $110,000. Beginning February 18, 2006 and continuing until December 31, 2006, Mr. Fradkin is providing consulting services to us. In exchange for these services, we will pay Mr. Fradkin a total of $42,000 and $1,295.55 per month, constituting the cost of health insurance premiums for the term of his consulting. During his consulting period, Mr. Fradkin's outstanding stock options continue to vest according to their terms. Mr. Fradkin will be allowed to exercise his options that have vested on or before December 31, 2006 (and only the vested options) no later than March 31, 2007. We also paid Mr. Fradkin a $50,000 bonus upon the closing of our recent $25 million financing on March 23, 2006.

        Hillel Weinstein.    We previously entered into an employment agreement with Hillel Weinstein under which he served as Chairman of the Board of Xtend Networks Ltd. As required by his employment agreement, we paid Mr. Weinstein his annual salary for 2005 and a one-time relocation bonus of $1.2 million. As permitted under the employment agreement, we terminated his employment upon six months' notice.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee currently consists of Messrs. Broad and Zimmerman, neither of whom has any interlocking relationships, as defined by the Securities and Exchange Commission.

Compensation Committee Report on Executive Compensation

        The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

  Compensation Policy

        Our compensation policy as established by the Compensation Committee is that executive officers' total annual cash compensation should vary with our performance, and that long-term incentives awarded to such officers should be aligned with the interest of our stockholders. Our executive compensation program is designed to attract and retain executive officers who will contribute to our long-term success, to reward executive officers who contribute to our financial performance and to link executive officer compensation and stockholder interests through the grant of stock options.

  Components of Compensation

        Compensation of executive officers consists of three principal components: salary, bonus and long-term incentive compensation through the grant of stock options.

        Salary.    The base salaries of all executive officers are reviewed annually and, subject to minimum amounts specified in any applicable employment agreements, are set by the Compensation Committee. When setting base salary levels, in a manner consistent with the policy outlined above, the Compensation Committee considers competitive market conditions for executive compensation, our performance and the individual performance of the executive officer.

        Bonus.    The Compensation Committee also evaluates the performance and sets discretionary bonuses payable to the executive officers, subject to any applicable employment agreements.

        Long-Term Incentive Compensation.    We believe that option grants (a) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (b) give executives a significant, long-term interest in our success, and (c) help retain key executive officers in a competitive market for executive talent.

        Our stock option plans authorize the Compensation Committee to grant stock options to employees and consultants, including executive officers. Option grants are made from time to time to executive officers whose contributions have or are expected to have a significant impact on our long-term performance. Our determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive officer during each year. In the 2005 fiscal year, we granted options to certain of our executive officers which are tied to appreciation in our stock price. These grants are described in "—Option Grants in 2005 Fiscal Year" above. Although permitted by our equity compensation plans, we did not grant any shares of restricted stock during the 2005 fiscal year.

  Compensation of Chairman of the Board and Chief Executive Officer

        As described above in "Employment Agreements," the base salary and bonus of Davidi Gilo, our Chairman of the Board and Chief Executive Officer, are provided in his employment agreement and are subject to certain changes in the discretion of the Compensation Committee. The base salary specified in Mr. Gilo's employment agreement, and the long-term incentive compensation in the form of options granted to him, were established by negotiations with Mr. Gilo. In determining the amount of the salary and other compensation paid to Mr. Gilo, the Compensation Committee considered factors including the performance of Mr. Gilo and his contributions to the company, the level of salary and long-term incentive compensation paid to persons in similar positions at other companies in our industry and the considerable competition for executive talent within the industry. Mr. Gilo's employment agreement provides for an annual base salary of $400,000, which is an increase from a base salary of $300,000 per year in his prior employment agreement. Mr. Gilo's bonus under his employment agreement is based on each of his performance and that of the company each year. For the 2005 fiscal year, we did not pay a bonus to Mr. Gilo.

        In the 2005 fiscal year, the Compensation Committee granted 375,000 options to Mr. Gilo, the vesting of which are tied to appreciation in our stock price. These grants are described in "—Option Grants in 2005 Fiscal Year" above. In addition, on February 10, 2006, the Compensation Committee granted Mr. Gilo options to purchase 900,000 shares of our common stock, 300,000 of which vested upon the closing of our recent $25 million financing on March 23, 2006. The remaining options vest as follows: (a) 300,000 shares vest when the price of our common stock closes at or above $10.44 for a period of any 22 (consecutive or non-consecutive) trading days, and (b) 300,000 shares vest when the price of our common stock closes at or above $15.66 for a period of any 22 (consecutive or non-consecutive) trading days, so long as Mr. Gilo remains with us at such times.

  Compensation Policy Regarding Deductibility

        Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that the compensation exceeds $1 million per officer in any one year. The limitation applies only to compensation which is not considered to be "performance-based," either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. Our equity incentive plans comply with Section 162(m) by limiting stock awards to named executive officers and/or by making stock awards performance-based. The compensation treated as non-performance based under Section 162(m) did not exceed the $1 million limit for our executive officers for the 2005 fiscal year, other than for Mr. Weinstein. The total cash compensation paid to Mr. Weinstein in the 2005 fiscal year included a $1.2 million relocation bonus, which was not considered performance-based. This payment was a one-time award negotiated in connection with our acquisition of Xtend. The cash compensation to be paid to our executive officers in the 2006 fiscal year is not expected to reach the $1 million level. Accordingly, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to our executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million limitation.

COMPENSATION COMMITTEE
Lewis S. Broad
Alan L. Zimmerman

Report of the Audit Committee

        The following report of the Audit Committee is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any of our filings.

        The Audit Committee of the Board of Directors is governed by a written charter that was adopted by the Audit Committee and approved by the full Board of Directors in January 2004. A copy of the charter was included in the proxy statement for the 2004 annual meeting of stockholders. The charter is also available on our website at www.vyyo.com/Investors/Corporate Governance.

        The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 with management, including a discussion on the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee also reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with our independent registered public accounting firm the auditors' independence from us and our management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the auditors' independence.

        The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of our internal controls and the overall quality of our financial reporting.

        In reliance on the reviews and discussion referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of our independent registered public accounting firm.

Respectfully submitted,

Neill H. Brownstein, Chairman
Lewis S. Broad, Member
Samuel L. Kaplan, Member

Stock Performance Graph

        Notwithstanding anything to the contrary set forth in our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by us under those statutes, the Stock Performance Graph and reference to the Audit Committee charter and independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

        The graph below compares the cumulative total stockholder return on our common stock with that of the Nasdaq Stock Market Index and the Nasdaq Telecommunications Index. The comparison for each of the periods assumes that $100 was invested on December 31, 2000 in our common stock, the stocks included in the Nasdaq Stock Market Index and the stocks included in the Nasdaq Telecommunications Index. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by an individual investor.

Comparison of Cumulative Total Return From
December 31, 2000 to December 31, 2005

	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
Vyyo Inc.	$100.00	$23.67	$13.82	$46.42	$46.86	$26.29
Nasdaq Stock Market Index	100.00	79.08	55.95	83.35	90.64	92.73
Nasdaq Telecommunications Index	100.00	69.73	35.46	58.99	62.95	59.41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Any related party transactions, excluding compensation (whether cash, equity or otherwise) which is delegated to our Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by our Audit Committee.

        Other than the compensation arrangements set forth under the "Executive Compensation and Other Information" above and the transactions described below, since January 1, 2005, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest.

  Harmony Management

        Aircraft.    We were billed $742,266 by an unaffiliated third party management company in connection with several charters of aircraft for business travel purposes in 2005. While we chartered the aircraft directly from the management company, the chartered aircraft is leased by Harmony Management, Inc. ("Harmony"), of which Davidi Gilo and a trust for his benefit are the sole shareholders. Payments made by us to the management company for the aircraft charters were ultimately paid to Harmony, after deductions for certain operating costs and charter management fees. At the instruction of Harmony, the hourly rate charged by the management company for these charters was substantially less than the standard rate charged by the management company for similar charters to other unaffiliated parties. In January 2005, the management company was changed and we entered into a short-term time sharing agreement with Harmony pursuant to which we are entitled to use the aircraft subject to certain conditions, including reimbursing Harmony for various costs related to aircraft operation.

        Strategic Investment and Miscellaneous Office Services.    In 2005, we reimbursed Harmony $72,853 for strategic investment, consulting and miscellaneous office services.

        Gilo Family Partnership.    In 2005, we paid $48,000 of rent to the Gilo Family Partnership, LP for use of an administrative office in Woodside, California. Harmony is the general partner of GFP and Mr. Gilo, Shamaya Gilo and three trusts for the benefit of Mr. Gilo's children are the limited partners of the family partnership.

  Silicon Design Systems

        MIS Services.    In 2005, we reimbursed Silicon Design Systems, Inc. ("SDS") $107,198 and recognized stock compensation expense of approximately $20,000 for management information services provided by an SDS employee in connection with operation and maintenance of our computer systems. Mr. Gilo is a controlling shareholder and chairman of the board of directors of SDS' parent corporation.

        Maintenance Fees.    In 2005, SDS reimbursed us $30,059 for janitorial and other maintenance fees for services performed by our contractors in office space leased by SDS in Israel.

        Fischer Behar Chen Well Orion & Co.    Avraham Fischer, a member of our Board of Directors, is a co-managing partner of the law firm of Fischer Behar Chen Well Orion & Co., which represents us on matters related to Israeli law. We paid approximately $72,000 in legal fees to this firm in 2005.

        Syntek Capital AG.    On December 16, 2005, we amended key provisions of our outstanding $6.5 million promissory note payable to Syntek. We delivered the original $6.5 million promissory note to Syntek on June 30, 2004 in connection with our acquisition of Xtend. The amended note amends certain key provisions of the original note as follows:

  •
  The maturity date was extended by one year from March 31, 2007 to March 31, 2008;

  •
  The provision that would have allowed Syntek to accelerate the original note if the sum of our cash, cash equivalents, short-term investments and accounts receivables, net of short- and long-term debt, was less than $20 million on December 31, 2005 or June 30, 2006, was waived;

  •
  The original note provided for cancellation in the event that, during the year ending December 31, 2006, our (a) revenue (including that of all subsidiaries) derived from products sold, currently under development or to be developed by us equals or exceeds $60 million, and (b) gross margin equals or exceeds 35%. The amended note provides for an additional year (year ending December 31, 2007) during which achievement of these targets will result in cancellation; and

  •
  An additional cancellation event was added that provides for immediate cancellation upon the occurrence of certain specified events related to appreciation in the price of our common stock and the sale of shares of our common stock held by Syntek.

        As security for the amended note we delivered an irrevocable letter of credit in favor of Syntek in the amount of $5 million.

        Mr. Benatoff, a member of our Board of Directors, owns an immaterial proportion of Syntek and sits on a management committee of Syntek that does not make investment decisions with respect to the shares of our common stock owned by Syntek.

        Arcadian Networks, Inc.    On March 31, 2006, we entered into an equipment purchase agreement with Arcadian Networks, Inc. ("ANI"). Pursuant to this agreement, we will sell certain products and services to ANI over a 10-year term. We are required to distribute the products covered by the agreement to ANI on an exclusive basis in a specified territory to identified markets if: (a) ANI makes two payments of $4 million during the first two years of the agreement; (b) ANI meets specified annual minimum product purchase amounts; and (c) ANI's outstanding balances are below specified amounts. Exclusivity after the second year will depend on ANI's meeting the minimum purchase amounts. The agreement does not prohibit us from selling any of our products or services to areas outside of the specified territory. In addition, we may sell our products within the specified territory to end users or resellers other than those engaged in the identified markets. Mr. Gilo, our Chief Executive Officer and Chairman of the Board of Directors, is also the Chairman of the Board of Directors of ANI and the sole member of the limited liability company that is the general partner of a major stockholder of ANI.

        We have entered into indemnification agreements with our directors and executive officers containing provisions that may require us, among other things, to indemnify our directors and executive officers against various liabilities that may arise by virtue of their status or service as directors and executive officers, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2007 ANNUAL MEETING

        You are entitled to present proposals for consideration at forthcoming stockholder meetings if you comply with the proxy rules promulgated by the Securities and Exchange Commission and our Bylaws. If you wish to present a proposal at our 2007 annual meeting of stockholders, you must submit such proposal to our Corporate Secretary by December 15, 2006 if you want it to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.

        In addition, under our Bylaws, if you would like to present a proposal at our 2007 annual meeting of stockholders (but do not wish to include the proposal in the proxy statement), you must deliver such proposal to our Corporate Secretary, no earlier than February 7, 2007 and no later than March 9, 2007, unless the date of our 2007 annual meeting of stockholders is more than 30 calendar days before or after May 8, 2007, in which case your notice of a proposal will be timely if we receive it by the close of business on the 10th day following the day we publicly announce the date of the 2007 annual meeting of stockholders or mail notice of the meeting, whichever occurs first.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) reports that they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during the year ended December 31, 2005.

"HOUSEHOLDING" OF PROXY MATERIALS

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker.

OTHER MATTERS

        The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board of Directors may recommend.

        Whether or not you plan to attend the Annual Meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

Proxy—Vyyo Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2006 ANNUAL MEETING OF THE STOCKHOLDERS

MAY 8, 2006

The undersigned stockholder of VYYO INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 14, 2006 and the 2005 Annual Report to Stockholders and hereby appoints Arik Levi or Tashia L. Rivard, or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of VYYO INC. to be held on May 8, 2006 at 1:00 p.m., local time, at Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York 10036, and at any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF CLASS III DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF KESSELMAN & KESSELMAN CPAs (ISR), A MEMBER OF PRICEWATERHOUSECOOPERS INTERNATIONAL LIMITED, AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Vyyo Inc.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.
1.	To elect three Class III Directors: Nominees:
		For	Withhold
	01—Ronn Benatoff	☐	☐
	02—Samuel L. Kaplan	☐	☐
	03—Alan L. Zimmerman	☐	☐

B	Issues
The Board of Directors recommends a vote FOR the following proposal.
		For	Against	Abstain
2.	To ratify the appointment of Kesselman & Kesselman CPAs (ISR), a member of PricewaterhouseCoopers International Limited, as the independent registered public accounting firm for the Company for the year ending December 31, 2006.	☐	☐	☐
3.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.				Mark this box with an X if you have plan to attend the Annual Meeting.	☐

C	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.
Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)
/ /

QuickLinks

PROPOSAL NO. 1—ELECTION OF DIRECTORS
PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
"HOUSEHOLDING" OF PROXY MATERIALS
OTHER MATTERS